Form C

Cover Page

Name of issuer:

Oneva, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 1/29/2014

Physical address of issuer:

55 Santa Clara Ave., #148
Oakland CA 94611

Website of issuer:

Www.oneva.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

3.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

No

Type of security offered:

☐ Common Stock
☐ Preferred Stock
☐ Debt
☑ Other

If Other, describe the security offered:

Simple Agreement for Future Equity (SAFE)

Target number of securities to be offered:

50,000

Price:

$1.00000

Method for determining price:

Pro-rated portion of the total principal value of $50,000; interests will be sold in increments of $1; each investment is convertible to one share of stock as described under Item 13.

Target offering amount:

$50,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

11/7/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

5

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$642,320.00	$378,600.00
Cash & Cash Equivalents:	$0.00	$0.00
Accounts Receivable:	$235,000.00	$0.00
Short-term Debt:	$114,915.76	$0.00
Long-term Debt:	$1,359,500.00	$732,800.00
Revenues/Sales:	$57,007.48	$44,148.70
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($449,193.93)	($202,154.64)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Oneva, Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Anita Gardyne	CEO	Oneva, Inc.	2014
Robert Page Gardyne	CTO	Oneva, Inc.	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Anita Gardyne	President	2014
Anita Gardyne	CEO	2014
Robert Page Gardyne	CTO	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Anita Gardyne	9000000.0 Common Stock	91.8

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

If an enterprise contract is not awarded or is awarded with an implementation schedule that doesn't generate significant revenue and income within a year of this funding we will not generate the revenue we expect to and company operations could be jeopardized.

The Company may never receive a future equity financing or elect to convert the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities are not equity interests, have no ownership rights, have no rights to the Company's assets or profits and have no voting rights or ability to direct the Company or its actions.

Our future success depends on the efforts of a small management team, namely the two founders. The loss of services of either founder may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

We collect and store client data, including personally identifiable information of our customers and employees, in our data centers and on our networks. While we have never experienced a network security breach, should one happen our client data may be exposed, harming our business operations and potentially causing cancelation of enterprise contract(s) or even fines.

If contractor caregivers are re-classified as employees by state government agencies, that will lead to increases in COGS in the form of payroll taxes and worker's comp. Increased COGS would drive up client prices likely 16-45%, which could significantly and adversely impact adoption, retention and revenue.

A network security breach at Oneva or supplier exposes European citizen's personal data, and a poor response results in a violation of the EU's Protection Data Requirements. Violations of GDPR can result in fines up to 4% of revenue if enforceable, and could have adverse impact on enterprise contracts.

Current extensive enterprise relationships are extremely dependent on the CEO's extensive networking, and the technology and architecture are extremely dependent on the CTO/Head of Product. Protracted illness or loss of either CEO or CTO before Sales and Engineering Management roles are filled under them would cripple Oneva.

Google owns near-market competitors Care.com, Honor, and ThumbTack. Google has the resources to fund the massive pivot to business model that it would take to move Care.com to a competitive enterprise posture. Google could also rebrand or pivot Honor or Thumbtack to be more competitive, which may hurt our growth and revenues.

High levels of overall market employment tend to drive up caregiver wages, as it decreases caregiver supply. Lack of nearby available caregivers could drive up transit time, and decrease caregiver reliability and client satisfaction, and ultimately hurt the company's growth and revenues.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$50,000**

Use of Proceeds:

- Generate job descriptions and hiring process for core Operations staff (10%),
- Process enterprise contract and pilot (12%)
- Implement security enhancements (25%)
- Complete native application (iOS & Android) for caregivers (50%)
- Wefunder intermediary fee (3%)

If we raise: **$1,070,000**

Use of Proceeds:

- Continued network security enhancements (15%)
- Hire Chief Security Officer and Engineering manager (15%)
- Perform operations to onboard 2,000 clients for expected enterprise pilot program (20%)
- Continued platform development (20%)
- Develop and verify caregivers and service providers (27%)
- Wefunder intermediary fee (3%)

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

To view a copy of the SAFE you will purchase, please see
Appendix B, Investor Contracts.

The SAFEs. We are offering securities in the form of a Simple Agreement for Future Equity ("SAFE"), which provides Investors the right to **preferred stock** in the Company ("**Preferred Stock**"), when and if the Company sponsors an equity offering that involves **Preferred Stock**, on the standard terms offered to other Investors.

Conversion to Preferred Equity. Based on our SAFEs, when we engage in an offering of equity interests involving **Preferred Stock**, **Investors will receive a number of shares of Preferred Stock** calculated using the method that results in the greater number of **Preferred Stock**:

- (i) the total value of the Investor's investment, divided b the price of **Preferred Stock** issued to new Investors or
- (ii) if the valuation for the company is more than **$15 million** (the "Valuation Cap"), the amount invested by the Investor divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.
- (iii) for investors up to the first $100,000 of the securities, investors will receive a valuation cap of $13,000,000

Additional Terms of the Valuation Cap.
For purposes of option (ii) above, the Company's capitalization will be measured as all **shares of stock** outstanding at the time, not including any SAFEs or convertible notes, plus any **common stock** reserved and available for future grant under any equity incentive or similar plan of the Company or to be created or increased in connection with our equity offering at that time.

Investors who receive shares subject to the Valuation Cap will receive a per share liquidation preference and conversion price designed to provide protection against the price of the **Preferred Stock** being diluted to a value below the price per share at the time they receive **Preferred Stock**. This dilution would mainly occur due to the issuance of additional stock by the Company.

Investors who receive **Preferred Stock** subject to the Valuation Cap will also receive dividend rights.

Voting Rights. Investors will have no voting rights. Instead, the Company's CEO will be provided a proxy to vote on the Investor's behalf.

Major Investors. Investors who invest at least $25,000 and are"accredited investors" are considered major investors.

Execution. Investors who invest less than **$25,000** will typically not execute transaction documents in order to receive Preferred Stock at the time of an applicable equity offering. Instead, a "Designated Lead Investor" will execute the documents for them, provided that the documents are consistent with the **Preferred Stock** received by new investors in the Company, modified, if applicable, based on the terms of the SAFE.

Liquidity Events.
If the Company has an initial public offering or is acquired by, merged with, or otherwise taken over by another company or new owners prior to Investors in the SAFEs receiving **Preferred Stock**, Investors will receive, at their option, either

- (i) cash in the amount of their investment or
- (ii) shares of **common stock** equal to the amount invested by the Investor in the SAFEs divided by the quotient of (a) the Valuation Cap divided by (b) the number of outstanding shares of the Company's **common stock and Preferred Stock**, but excluding any shares of **common stock** reserved and available for future grant under any equity incentive or grant, SAFEs, and/or convertible promissory notes.
- In connection with Section 1(b)(i), if the Liquidity Event is a Change of Control, then the Investor will receive a premium of 100% of the Purchase Amount.

If there is not enough cash available to pay other holders of Preferred Stock and SAFE Investors who choose option (i), funds will be distributed first to other holders of **Preferred Stock** and then holders of the SAFEs on a pro-rata basis. Any remaining amounts will be paid in **common stock**. In this scenario, the amounts payable to SAFE Investors may be reduced under certain circumstances, such that Investors may not recoup part or all of their investment from the Company.

Termination of the Company.
If the Company ceases operations, liquidates, dissolves, winds up or has its assets assigned to creditors prior to an issuance of securities involving **Preferred Stock**, the Company will pay first the other holders of existing **Preferred Stock**, based on the terms of the Company's certificate of incorporation, and then holders of the SAFEs. These payments will occur before any distributions to holders of common stock. If there are not sufficient Company assets to pay holders of the SAFEs the amount of their investments, as determined by the Company's board of directors, payments will be made on a pro-rata basis. In this case, Investors may not recoup part or all of their investment from the Company.

Repurchases If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase this instrument from the Investor for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Any provision of a SAFE may be amended and any Investor's right waived as follows:

(i) if the Investor is not a Major Investor, any provision of a SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and either (A) the Designated Lead Investor or (B) the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors;

(ii) if the Investor is a Major Investor, any provision of the SAFE (other than the Valuation Cap for such SAFE) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors who are Major Investors; and

(iii) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only (i) upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Cash-Out Investors or (ii) as contemplated in the definition of the Valuation Cap for such SAFE.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	9,134,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	667,417

Describe any other rights:

Common share holders have voting rights. Par value $0.00001 per share.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

The initial amount invested in a SAFE is determined by the investor, and we do not guarantee that the SAFE will be converted into any particular number of **shares of Preferred Stock**. As discussed in Question 13, when we engage in an offering of equity interests involving **Preferred Stock**, Investors may receive a number of shares of **Preferred Stock** calculated as either (i) the total value of the Investor's investment, divided by the price of the **Preferred Stock** being issued to new Investors, or (ii) if the valuation for the company is more than the Valuation Cap, the amount invested divided by the quotient of (a) the Valuation Cap divided by (b) the total amount of the Company's capitalization at that time.

Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the **Preferred Stock** that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our **board of directors**. Among the factors we may consider in determining the price of **Preferred Stock** are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our **stock (including both common stock and Preferred Stock)** that take into account, as applicable, factors such as the following:

- unrelated third party valuations;
- the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the marketability or lack thereof of the securities;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	08/05/15
Amount	$191,000.00
Interest rate	6.0% per annum
Discount rate	33.0%
Uncapped Note	Yes
Maturity date	08/15/17

Variable discount started at 33% dropped to 25% then 20%.

100 cash premium on change of control or convert to stock.

This note has matured and is in the process of being extended further.

Convertible Note

Issue date	11/03/16
Amount	$462,500.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$4,000,000.00
Maturity date	08/19/17

This note has matured and is in the process of being extended further.

Convertible Note

Issue date	02/21/17
Amount	$108,000.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$8,000,000.00
Maturity date	11/27/18

100% cash premium on change of control

Convertible Note

Issue date	08/04/17
Amount	$347,000.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$8,000,000.00
Maturity date	02/14/19

100% cash premium on change of control

Convertible Note

Issue date	05/04/18
Amount	$411,000.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$12,000,000.00
Maturity date	09/07/19

100% cash premium on change of control

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
8/2015	Section 4(a)(2)	Convertible Note	$191,000	General operations
11/2016	Section 4(a)(2)	Convertible Note	$462,500	General operations
2/2017	Section 4(a)(2)	Convertible Note	$108,000	General operations
8/2017	Section 4(a)(2)	Convertible Note	$347,000	General operations
5/2018	Section 4(a)(2)	Convertible Note	$411,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Gardyne, Don and Alison
Amount Invested	$11,000.00
Transaction type	Convertible note
Issue date	01/31/15
Interest rate	6.0% per annum
Discount rate	33.0%
Maturity date	01/31/17
Uncapped note	Yes
Relationship	CTO's brother and sister-in-law

This note has matured and is in the process of being extended further.

Name	Darden Family Trust
Amount Invested	$120,000.00
Transaction type	Convertible note
Issue date	03/01/18
Interest rate	6.0% per annum
Discount rate	20.0%
Maturity date	09/07/19
Valuation cap	$12,000,000.00
Relationship	Family trust controlled by founder's family

Name	CTO's brother and sister-in-law
Amount Invested	$10,000.00
Transaction type	Convertible note
Issue date	05/01/18
Interest rate	6.0% per annum
Discount rate	20.0%
Maturity date	05/01/20
Valuation cap	$12,000,000.00
Relationship	CTO's brother and sister-in-law

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Today's adults juggle caring for their aging parents and children while working full-time jobs. Oneva makes finding trusted home care for the whole family easy with our platform to find, book, and pay high-quality caregivers. We're built for large corporations to use as an employee benefit because attracting and retaining top talent means taking care of the whole family. In 2017, we finished two pilots (one at Microsoft), and have LOIs at others, which add up to our annual revenue.

We imagine a world where care providers earn a living wage and workers can stay in the workforce, knowing their children and aging parents are getting the best care available. The demand for in-home care is only going to grow: globally, our population is increasing in size and age. In the U.S. alone, the 65 and older population is projected to nearly double by 2050, growing from 48M to 88M. This aging population will put a huge strain on working adults, and Oneva will be there for them.

Milestones

Oneva, Inc. was incorporated in the State of Delaware in February 2014.

Since then, we have:

- Winner Best Start-up Silicon Valley 2015.
- Runner-up at TechCrunch Disrupt SF 207.
- 30% gross margins in year-long Microsoft pilot.
- CEO is 11th black woman to raise $1M in U.S. history.
- CTO has 7 patents, all supporting video that Oneva relies on. Was an executive at 3 companies with exits.
- Patented concierge care platform.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $57,007.48 compared to the year ended December 31, 2016, when the Company had revenues of $44,148.70. Our gross margin was 100.0% in fiscal year 2017, compared to 100.0% in 2016.
- *Assets.* As of December 31, 2017, the Company had total assets of $642,320.00, including $0 in cash. As of December 31, 2016, the Company had $378,600.00 in total assets, including $0 in cash.
- *Net Loss.* The Company has had net losses of $449,193.93 and net losses of $202,154.64 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
- *Liabilities.* The Company's liabilities totaled $1,474,415.76 for the fiscal year ended December 31, 2017 and $732,800.00 for the fiscal year ended December 31, 2016.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $1,519,500 in convertibles.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 6 months before we need to raise further capital. We are actively engaged in discussions with over investors to cover our operating costs during this time.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 3 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Oneva, Inc. cash in hand is $5,000, as of May 2018. Over the last three months, revenues have averaged $1,000/month, cost of goods sold has averaged $700/month, and operational expenses have averaged $50,000/month, for an average burn rate of $49,700 per month. Our intent is to be profitable in 9 months.

Our revenue has followed a non-linear path starting with our initial enterprise pilot with Microsoft in the San Francisco Bay Area from November 2016 to November 2017. During that time we developed workflow, collateral, manuals and training, and brought the application to be able to efficiently manage jobs at scale - we ran a consistent loyal customer set with $6-$8K a month revenue for most of the pilot.

We ended our pilot with Microsoft in June, and reduced operations and re-coded for security and GDPR. We've retained a few customers but operations and expenses have largely slowed down.

Our expected pilot with another client is expected to be larger. While we cannot guarantee it, we expect our enterprise pilot to generate over $250,000 a month revenue on a initial client base of 500+ (out of an employer base of 10,000) within 3 months of pilot start.

If we secure our next pilot program, we also expect our expenses to increase as we increase our headcount and make a few key hires.

We have additional forms of capital available in further convertible notes in the business. Should this offering not be met we will rely on those to continue financing the business. Our contacts are especially interested in investing more if we get our pilot off the ground with this raise.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
    A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
    B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
    C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.oneva.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- Oneva SAFE
- Early Bird Oneva SAFE

Appendix C: Financial Statements

- Financials 1

Appendix D: Director & Officer Work History

- Anita Gardyne
- Robert Page Gardyne

Appendix E: Supporting Documents



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INVEST IN ONEVA

Find trusted, on-demand care for the whole family

5
investors

$750
raised of $50K-$1.07M goal

$100 min INVEST
by Wefunder Portal LLC

Future Equity (SAFE)

$15M valuation cap

A SAFE gives you the right to future shares in Oneva. If you invest, you're betting the company will be worth more than $15M in the future.

EARLY BIRD BONUS: $13M Valuation Cap
Investors who fund up to the first $100K of this fundraise will invest in a SAFE with a $13M valuation cap.

INVESTOR PERKS

$1,000+	Anita will deliver a VIP speech to $1,000 investors at one or more TBD Bay Area, California locations. Limited to first two hundred $1,000 investors.
$2,500+	Anita will take and sign a photo with you following VIP speech at one or more TBD Bay Area, California locations. Limited to first fifty $2,500+ investors.
$10,000+	Anita will talk to you about Oneva over coffee in a small group setting (no more than four at a table including Anita) at TBD Bay Area, California locations. Limited to first ten $10,000+ investors.

“Today's adults juggle caring for aging parents and children while working full-time. Oneva makes finding trusted in-home care easy with our platform to find, book, and pay high-quality caregivers as an employee benefit. Last year, we finished a year-long pilot at Microsoft. As a result, several other large Fortune 100 companies, plus the Finnish and Japanese governments, showed interest in Oneva. Now that we built our tech, we're ready to close contracts on companies in our pipeline.



Anita Gardyne
CEO AND CO-FOUNDER, ONEVA

OUR AMBITION

We want to generate millions of living wage jobs, let elders age in their homes, and let workers stay in the workforce. The demand for in-home care is only going to grow: globally, our population is increasing in size and age. In the U.S. alone, the 65+ population is projected to grow from 48M to 88M by 2050. That's a lot more people who will need care – as the first in-home care company for large organizations, we're well-positioned to turn this opportunity into a massive business.

KEY FACTS

- Winner Best Startup Silicon Valley 2015.
- Runner-up at TechCrunch Disrupt SF 2017.
- 30% gross margins in year-long Microsoft pilot.
- CEO is about 11th black woman to raise $1M in U.S. history.
- CEO is former CFO at Seagate.
- CTO has 10 patents, 8 of which relate to the video that Oneva uses.
- CTO was an engineering lead at 3 companies with exits (including Xros at $3.25B).
- Oneva has 2 video patents: concierge care platform and personal video commercial studio.

DOCUMENTS

- Oneva_and_Care.com_Comparison.pdf
- Letter_to_Investors___Oneva.docx
- Oneva_Pitch_Deck_-_Wefunder_180522.pdf

oneva.com

from Oakland California

MARKETPLACE SERVICES FAMILY ENTERPRISE CARE SOCIAL IMPACT B2C

Why I Like Oneva

When I met Anita at a conference a few years ago, I knew immediately that she was an unstoppable force of nature. She's built Oneva from ground zero with all the odds stacked against her, by working harder and with greater determination than just about anyone. She's opened doors that I never even knew existed, and landed some of the biggest customers and partners in the world. Being a part of Oneva's success means so much more than just making money (though that's certainly a source of appeal). It also makes the world better by helping families care for their loved ones, and by making Anita a beacon to inspire other entrepreneurs.



Chris Yeh

INVESTOR WITH 10 EXITS, GENERAL PARTNER AT WASABI VENTURES GLOBAL, NY TIMES BESTSELLING AUTHOR

THE BUZZ ABOUT ONEVA

I've worked with and mentored Anita for the past two years. When we met, her passion was evident. She'd formulated an excellent business plan and had a vivid vision of where Oneva was going and how to get there. She's created a platform and business model that should disrupt the concierge care business by providing jobs and living wages to marginalized people while offering highly-skilled and FBI-checked caregivers to families in need. I've seen Anita and Oneva grow together. She's a tireless, dedicated, consummate professional who is also ethical and highly competent. She's well-respected by her peers and competitors. Microsoft and I continue to work with Anita and Oneva as we believe in both the person and the mission of Oneva.



Fred Thiele

Microsoft's General Manager of Global Benefits

Anita is passionate about providing safe, quality care for children, individuals with special needs and older adults. She is creative and innovative in her approach to creating a service that meets the needs of parents seeking child care and others needing care for the adults in their lives that need support. Early on in the development of Oneva, she learned about California's TrustLine background check with access to FBI and CA DoJ records, and reached out my network. She understands the critical importance of providing qualified caregivers to care for our most vulnerable citizens while at the same time valuing the work and commitment of the caregivers and the need to pay caregivers a living wage.



Cindy Mall

Senior Program Manager, California Child Care Resource & Referral Network

Look up the words relentless and focused in the dictionary and you'll find Anita Gardyne's picture. Bob Gardyne builds great technology that can be used by millions of people simultaneously. He makes engineering look magical and fun. Large Fortune 500 companies engaged in a bruising war for talent will win when Oneva makes it easy for them to offer elder care as a benefit to their employees. This keeps their employees focused and more loyal to the employer that is offering peace of mind for their families.



Allan Young

Venture Partner at Piedmont Partners Group Ventures and Founder with multiple exits

It is my pleasure to express my support for Anita and Bob Gardyne. They are energetic, hardworking, talented, vivacious, intelligent people. They are destined to be successful because they are both technologically competent yet they have a compassion for humanity and a passion for service to their clients. Anita and Bob are like a fire and ice. Anita's fierce passion and no nonsense approach keeps the trains running on time. Bob is cool as a cucumber giving every time the confidence necessary to know he always delivers on time with the highest quality available. We love Anita and Bob because they say what they mean and mean what they say. We are thankful for the opportunity to work with them.



Michael Ross

CEO of MHR International; Oneva Investor and Advisor

I've known Anita since she was my Business Manager and CFO in the '90s. I continue to marvel at how she manages to bring her A-game to work every day. Her business acumen, enthusiasm, and quality of character has led her to build and grow Oneva. Oneva is a platform that allows businesses to offer business customers unique benefit services to its employees (i.e. elder and childcare, pet care, etc.). Yet her vision isn't as much about business benefits – it's about life benefits. She's looking to bring life benefits to all partner's in Oneva's three-sided marketplace (employer, employee, and services provider). For Anita, Oneva is about improving quality of life. That's the game she's changing, and I'm happy to be along for the ride.



Keith Newman

Managing Partner at Newman Media, a business acceleration and consulting firm

I joined Oneva as Advisor and active investor at Anita's invitation, who I've known for 30+ years. With more than a decade of marketing and strategic operations experience at Fortune 500 companies, Anita is an accomplished professional. Her husband, Bob, is the CTO and technical visionary behind this unique enterprise platform. This rather unique union has worked extremely well for Oneva to gain a successful market niche. Add to that a wonderful team of technical and management personnel (and advisors), coupled with the visionary enterprise concierge care model that is rapidly evolving and attracting significant interest from leading Fortune 500 corporations, and you have a most interesting investment opportunity.



Thomas W. McCullough, J.D., Ph.D.

Oneva Investor

I've watched my sister Anita grow from her time as an undergrad at Berkeley, through her years at Haas earning her MBA, as an executive in Fortune 500 companies, to a superb CEO. She's tough and has a great instinct for business. She's always several steps ahead of all of us, not just in running Oneva day-to-day but in forecasting when and how Oneva will evolve into the giant it'll become. It's amazing to watch her manage Oneva. She is never caught off-guard and she's always calm under fire or when confronted with the day's issues. My family and I have invested in Anita and Oneva, and I am an active advisor because I trust and believe in them. You can trust and believe in Anita and Oneva too.



Chris Darden, J.D.

Oneva Investor

Watch out, America. Get out of Anita Gardyne's way, because she will prevail with her leadership, expertise and, most importantly, her business savvy, authenticity and kindness to bring the Village to you. Anita and her team recognize the importance of the trusted Village to help enterprises retain their valued employees, and to contribute to lifting the economic well being of talented caregivers nationwide. It is not hyperbole to say that Anita Darden Gardyne is a force of nature who can manifest what others deem impossible, through her true grit, determination, intelligence and commitment to making a difference. It is for these reasons I am both an advisor and an investor in Oneva.



Elise Brownell, PhD

Oneva Investor and Advisor

Bob and Anita both have proven track records in business, which is a no-brainer with any organization you're going to invest in. But more than that, they have perseverance, dedication, and heart. They see a need that they experienced themselves — the pain of not having someone they could trust to care for their daughter and Anita's mother. As with most great ventures, by solving this problem close to home, they found a niche to meet the needs of today's busy professionals. And by going to enterprises, they can hire and help so many more people. You can trust Oneva to take care of your kids, to pick up your package, to take care of your mother — whatever it is, they've got your back. I really trust them both.

Karen Williams

Oneva Investor and Advisor

When I finally met Anita and Bob, it was easy to see Anita's intensity and passion. Bob took me on a whirlwind tour of the technology with pauses for engineering anecdotes and shared experiences. Of course, being a security guy, I asked lots of questions; they were forthright about what they had and hadn't done. I was satisfied, and invested. I foolishly volunteered to help with meeting Microsoft's security and privacy requirements so we could enter a pilot program with Microsoft. Anita and Bob didn't hesitate to take me up on the offer – the rest is history. Anita and Bob have a vision: they sell TRUST, with a service model wrapped around it. In turn, trust requires integrity, and they have it. I'm excited to see what comes next!

Bo Pitsker

Oneva investor, entrepreneur with an exit, and Chief Security Officer at Oneva

The fact that it's being brought about by a woman, and a minority woman at that is pretty cool. ... There's a need for it in the market. Whether you're at the young end and need child care or at the other end looking at elder care or find yourself in that sandwich generation where you need both, the need is high.



Fernando Hernandez

Microsoft Director of Supplier Diversity and Global Procurement

Rashida was great, service was great! Love how you guys keep me updated when the caregiver is on the way. I will definitely be signing up for house cleanings on a regular basis, and would love to have Rashida back again. Thanks!

Enterprise Employee

Oneva Customer

Penninah was great--she was warm, professional and detail-oriented. She took great care of Zach and straightened up the house after he went to sleep. It was such a treat to come home to a clean house. We'd love to work with her again.

Reviewer from Oakland, CA

Oneva Customer

UNIVERSITY OF CALIFORNIA

Calling all UC Alumni Entrepreneurs! - Oneva, Inc.

Oneva is an NMSDC Minority certified Oakland based start-up that has developed a patented, award winning, innovative platform that busy professionals use to view, book and pay for FBI background caregivers (infant to elder care, housecleaning, pet

May 4, 2018 @ entrepreneurs.universityofcalifornia.edu

Medium

Can a $3 million investment help fix sexism in tech?

Not entirely. But some venture capitalists are hoping it will start to reverse the trend.

October 23, 2017 @ medium.com

Forbes

Women Know What Consumers Want: VCs Need To Wise Up

A whopping 117 million Americans are expected to need assistance with caregiving, according The Caregiving Innovation Frontiers by AARP and Parks Associates. It's a $42.9 billion market. Yet, perhaps because women are the primary purchasers of

October 4, 2017 @ forbes.com

And the winner of Startup Battlefield at Disrupt SF 2017 is... Pi

At the very beginning, there were 22 startups. After three days of incredibly fierce competition, we now have a winner. Startups participating in the Startup Battlefield have all been hand-picked to participate in our highly competitive startup

September 21, 2017 @ techcrunch.com

Startup Battlefield Finals: Oneva | Disrupt SF 2017

Oneva presents an enterprise childcare service solution for parents seeking qualified caregivers on demand. Find out more about Disrupt SF here: https://techcrunch.com /events/disrupt-sf-2017/

September 20, 2017 @ youtube.com

Oneva expands platform for child and elder care, housecleaning

Trust is one of the most important aspects of selecting a caregiver and Oneva believes that it has a vetting process that's better than the rest. The San Francisco-based booking platform for elder, child and special needs care, screens its

September 20, 2017 @ techcrunch.com

Oneva's journey to create quality in-home care and jobs

By starting small, but thinking big, Oneva began delivering great care and then determined how to integrate a tech platform to enhance their service.
May 10, 2017 @ kiva.org

Oneva wants to make it easier to access elder, infant and child care through employee benefits

When it comes to finding someone to take care of your kids or your aging parent, the on-demand aspect of services that some businesses offer is not really a selling point. The most important element is trust and the peace of mind that you're hiring a
April 25, 2017 @ beta.techcrunch.com

Rich City Biz Blog - March 6, 2017 - Richmond Chamber of Commerce

March is Women's History Month! In honor of Women's History Month, the Chamber is contacting women-owned businesses to feature on our blog. Please contact nadine@rcoc.com for details. Funding Opportunities March 10: The Richmond Promise
March 4, 2017 @ rcoc.com

For African-American female entrepreneurs, funding challenges call for creative bootstrapping

The fastest growing group of entrepreneurs in the U.S. is African-American women. But minority-owned businesses often face greater challenges getting funding. The NewsHour's April Brown profiles two women who have bucked the stereotypes and
September 28, 2016 @ pbs.org

Tech companies ignore older Americans

Americans over 50 represent more than $7 trillion in economic activity yearly: So why do so few tech vendors seem interested in them?
August 8, 2016 @ fortune.com

Black women take lead in starting new businesses

The number of businesses owned by African-American women in the Bay Area - and the United States - has been soaring, according to a new government report. In San Jose alone there are a number of such businesses, including the Black & Brown thrift
July 8, 2016 @ mercurynews.com

5 Female Entrepreneurs You Need to Know Right Now - Digital Marketing and Advertising Agency

Female entrepreneurship continues to decline according to a recent statistic from the 2015 Kauffman Index. "Since the 1997 Index, the share of new entrepreneurs who were females has fallen from 43.7 percent to 36.8 percent," stated the report. To bring
November 16, 2015 @ chatterbuzzmedia.com

Oakland caregiver startup takes off, expands to Bay Area

OAKLAND - When parents leave their children in the care of others, whether it's for work, a "date night" or a sudden emergency, they're looking for "safety first" and peace of mind that the kids are in good hands.
June 10, 2015 @ mercurynews.com

Oneva Wins "Best Startup in Silicon Valley 2015" at The Startup Conference

Oneva was announced "Best Startup in Silicon Valley 2015" at The Startup Conference, held May 14, 2015 at the Fox Theatre in Redwood City. A panel of leading venture capitalists selected Oneva as the winner of the pitch competition. Oneva
May 19, 2015 @ prweb.com

You won't find many white dudes at this tech startup competition

The tech startup world is notorious for its lack of women and non-Asian minorities, as anyone who has attended the TechCrunch Disrupt pitch-a-thon (or seen Mike Judge's spoof of it) can attest. But it's not like the best concepts are always invented by tech
May 8, 2015 @ motherjones.com

BerkeleyHaas Magazine Summer 2015 Page 5

Menu Contents View Advertisers Up Front Valley Women Three alumnae honored for Silicon Valley work Anita Gardyne, BA 86 (Economics), MBA 88 , is on a roll. In May, Oneva, the company she co-founded with her husband, won best startup of Silicon

May 1, 2015

What it's like to be a black, female entrepreneur

Like the broader tech world, venture capital firms suffer from an acute lack of diversity - which tends to bolster investment in companies run by founders who look like their investors. Minorities are even more poorly represented, with blacks and

December 6, 2014 @ sfgate.com

Helping Employees Find Trusted Care for the Whole Family

Many adults in today's workforce juggle caring for pets, children, teens, and aging parents – all while working full-time jobs. They can't do it alone, so we built Oneva to help them find trustworthy care providers for the whole family.


ONEVA
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Oneva providers offer infant, child, adult, elder, and pet care, as well as driving, house cleaning, and overnight stays. And unlike other care companies, all our providers are required to pass FBI background checks.

Oneva is An Employee Benefit for Large Corporations like Microsoft

While consumers might seem like the obvious way to sell in-home care services, we can meet the exact same families who need the exact same care through employee benefits at work. By integrating into their HR, just like health, dental, and 401(k) benefits, we create trust from the start. And by offering flexible payment options through stipends, grants, awards, payroll deduction and FSA reimbursement – which we couldn't offer in the consumer market – means customers are more likely to keep purchasing care through Oneva.

As a Working Mom, Our Founder Struggled to Find Care She Could Trust


DISRUPT
Startup Battlefield: ONEVA

Forty-three percent of women with children leave their careers. After she had her first child, our founder, Anita Darden Gardyne, joined their ranks when she left her job as CFO at Seagate.

Oneva started with infant services, but as Anita's family changed and Oneva changed too. When her mom suffered a stroke, Oneva started offering elder care and driving. $50 a day for in-home care through Oneva was enough to keep Anita's mom in the same home she'd lived in for the last 53 years. Nursing homes ar expensive but keeping your mom in her own home is priceless.

Our Pitch Deck


ONĒVA™
Caring For Yours Like They're Ours™
Incubated by Microsoft Benefits
Anita Darden Gardyne
VALUE PROPOSITION AND VISION
THE PROBLEM
43% of professional women with children leave the workforce.
Talent acquisition and retention
THE SOLUTION: ONĒVA CONCIERGE CARE
COMPANIES
EMPLOYERS
CAREGIVERS

We Couldn't Have Done it Without our Investors, Advisors, Supporters, and Team

With advisors and mentors like Rev. Jesse Jackson and Fred Thiele, GM of Benefits at Microsoft, we won second place at TechCrunch Disrupt and joined the Technology Industry Group as one of their recommended minority-owned businesses.



Reverand Jesse Jackson, who helped us set the course towards enterprise customers, with Anita and Bob.



Anita with advisors Allan Young (l) and Keith Newman (r).



Anita with Oakland's Director of Equity & Strategic Partnerships, Jose Corona.



The team after winning 2nd place at TechCrunch Disrupt

Our Progress So Far

October 2014

SafetySitters Rebrands to Oneva

Originally launched in January 2014, our company rebrands to Oneva for broader elder and enterprise appeal.

December 2014

Rev. Jackson Introduces Oneva to Intel, HP, and Microsoft

Microsoft's GM of Benefits Fred Thiele starts mentoring Oneva.

June 2015

Wins Best Startup Silicon Valley 2015

Anita pitches and wins best startup from field of 100.

June 2016

Signs Contract with Microsoft for 2017 Pilot

SF Bay Area pilot to confirm demand and services, complete platform MVP, and generate collateral and workflow.

October 2016

Microsoft Sponsors Oneva to Technology Industry Group

TIG supports minority-owned businesses to become suppliers for companies like Apple, Google, and Facebook.

February 2017

Microsoft San Francisco Pilot Launch

Benefits sends out one email to Bay Area employees, who access Oneva through Benefits portal.

November 2017

Completes Enterprise Pilot Phases

Pilot finishes after unprecedented extension. Oneva submits into Oracle's Empowerment Program.

March 2018

Accepted into Plug and Play Silicon Valley

This accelerator brings pilot-ready startups to enterprises and VCs. Insurance companies show interest in Oneva.

August 2018

Completes Security and Privacy Compliance

Oneva complies with new EU privacy standards taking effect in May 2018.

October 2018

Release Native Apps

Plan to release caregiver and client native applications to improve service quality and reliability.

December 2018

Plan to Secure Enterprise Contracts

Oneva hopes to secure subsidized enterprise contracts with addressable market of 10,000+ SF Bay Area employees.

Let's Make it Easy and Affordable for Families to Have the Best Care

Dear Potential Investors,

Even as a five-year-old in 1968, I was aware of Dr. King's Poor People's Movement. My parents made sure of that. As a family, we shared Dr. King's belief that all citizens deserve access to the American Dream, including living wage jobs and a job ladder to allow economic mobility for all who are prepared, able and interested. And I am proof his mission lives and is being fulfilled in building Oneva.

So, what is Oneva? And why did Microsoft choose to collaborate with me to provide solutions for elder care on a global scale? Most importantly, why should you choose to invest in this certified minority female founder, referenced as the 11th Black female founder in US history to raise $1 million?

I've prepared my entire academic and career life to be CEO of Oneva, deliver care to our most vulnerable, and create hundreds of thousands of great paying jobs right here in America as a way to lift large numbers of people out of poverty. I spent ten years at UC Berkeley earning a BA in Economics and an MBA, then designed large technology platforms at America's top companies while directly and indirectly leading cross-functional, cross-departmental teams to design and implement new technologies. I also led financial operations of multiple multi-billion dollar operating units as an executive at several renowned companies. Most importantly, my background has taught me the highest values of persistence, authenticity, humility, and kindness. Those are all reasons Fred Thiele, General Manager of Benefits at Microsoft, cited when he told me that I am the right founder to collaborate with him to solve elder care.

Some investors invest based on shared values. We see opportunities to change the world with social impact (often called double bottom line investing) because we have the potential to generate thousands, tens of thousands, and even hundreds of thousands of good living wage jobs. We will keep more elders in their homes and will drive children to school and tutors with trusted caregivers, rather than just anonymous, gig-economy drivers, so that our most precious young and old are safe. Our mission will make employers better, families more relaxed, and help bring an underclass to prosperity.

Other investors want to invest early in a company that has unicorn potential, to gain wealth from finding the next Facebook or Airbnb. We've had numerous major U.S. tech firms and even other countries express interest in Oneva. These potential customers have a market size of tens of millions of employees. At $500-$1,000 a month of revenue for each Oneva Care user, Oneva has the potential to be a multi-billion dollar business.

Regardless of why you choose to invest in Oneva, we appreciate your confidence in our market, team, values, potential, and passion. Thank you for considering an investment in Oneva.

Sincerely,

Anita Darden Gardyne

Our Year-Long Pilot at Microsoft Proved Oneva Works

Results from our SF Bay Area pilot at Microsoft.

30%	$10,000	40%	20
Margins in Microsoft pilot	Spent by a family in <90 days	Families request 3+ services	Jobs created

82%	1,876
Families request housecleaning	Hours of care provided

The Next Steps: Future Customers and Use of Funds

We're bound by nondisclosure agreements, but we have three large companies with 60,000 to 100,000 employees each in our pipeline. Funds raised here will finish the technology build and close those contracts. Beyond that, we've been approached by 25 Fortune 100 companies, including five domestic insurance companies.

Meet the Founders

Anita Gardyne

CEO and Co-Founder

Former CFO, Seagate. MBA. Skilled in technical large-scale systems, finance, and enterprise sales.

Robert P. Gardyne

CTO and Co-Founder

32 years engineering experience. Holds 10 patents. Engineering lead at 3 companies with exits.

AND THE REST OF THE TEAM

Will Carpenter

Engineering Manager

Manages team of two. Manages aspects of network/IT security, hardware, QA, and operations at Oneva.

Ronald Colombo Jr.

Software Engineer

Specialties: C++, Networking, Visual Studio 2008, Visual Studio 2010, SDL DirectX.

Bilaine Beyene

Human Resources Associate

Establish and maintain relationships with enterprise clients, employees, advisors, and investors.

Raised $1,520,250 From 5+ Investors

Amount	Date	Type
$191,000	August 2015	CONVERTIBLE NOTE
$462,500	November 2016	CONVERTIBLE NOTE
$108,000	February 2017	CONVERTIBLE NOTE
$347,000	August 2017	CONVERTIBLE NOTE
$411,000	May 2018	CONVERTIBLE NOTE
$750	In Progress	

Keith Newman
Investing in Co's that are making a difference

Brian McKeown

Garnell Paulk III

Jabbar Wesley

Ivanka (Chia Chen), Wei

Interview

Wefunder interviewed Anita Darden Gardyne on April 30, 2018.

– COLLAPSE ALL

WF: What is Oneva?

GARDYNE: Our mission is to enable everyone to receive trusted care in their home, whether it be for themselves, their child, their parent, or their pet. One hundred percent of our providers pass FBI background checks and have verified credentials: academic history, work history, and recommendations. Uber has a technology platform, and they use it to connect cars and drivers to people who need rides; you don't know who your driver is and you might worry about that, and they don't know who is getting in their car, and they definitely worry about that. We have a technology platform, and we know who your caregiver is. We use our platform and our concierges to send out FBI-background-checked and well-verified providers of infant care, elder care, house cleaning, massage, pet services, and caregivers who can drive to take mom or kids to doctor's appointments, shopping, after-school sports, and tutors.

We enable our customers to add the trusted resources they need to successfully balance work and home life. That helps employers, who subsidize these services as a wellness benefit, to attract and retain the best employees. Best of all, we create jobs with living wages that focus on safety and advancement for an aspiring class of our society that only asks for a ladder and a hand, and not a handout. We enrich and create success for four stakeholders: investors, employers, families, and caregivers.

WF: How did Oneva begin?

GARDYNE: In 2003, we couldn't find trustworthy care for our newborn daughter, so we didn't go out on a date for three years after she was born.

Fast forward ten years, and in 2013 we looked at the online care market again, assuming the problem of trustworthy care for parents had been solved. We checked the disclaimers at the bottom of all the "care" websites to see if anything had changed for the better. It hadn't.

However, by 2013, we both had more than a couple startups under our belt – one of Bob's companies, Xros, had been acquired by Nortel – and we knew we could fix this ourselves.

So, we incorporated, with the help of some pretty smart attorneys at WSGR in January 2014 – these attorneys also helped found companies like LinkedIn, Apple, Tesla and Google. In June 2014, we launched in Montclair Park in Oakland, California, with infant care services, a service range of San Francisco East Bay, and a very hand-operated 1.0 version of the platform. I had a mom spend an hour with me in the park that day, saying how much they needed a service like ours, how valuable it was, and sharing that she would pay around $18 per hour for infant care. That really hit home, and we knew we needed to do this.

From that moment on, we made a concerted effort to use our technology to keep the price of care affordable while also providing living wages for caregivers. We realized that to accomplish our goals of client affordability and caregiver living wages, we would need both scale and technology, and we determined the platform features that we needed to scale the consumer market from running infant care services through the end of 2014.

We shared our new database-driven Oneva 2.0 platform with the Bay Area in January 2015. You could view, book, approve, and pay for care providers from the platform. We added elder care and driving to our earlier infant care service – we started picking kids up from school to take them to swim lessons so parents could stay at work, and driving mom to Kaiser and back for her medical appointment. We experienced rapid growth in the consumer market in the first half of 2015, and we were proud to win Best Startup Silicon Valley in June 2015 at the Redwood City Fox Theater, beating out over 100 companies from an initial list of 600. We had a number of companies and foreign governments approach us and ask us to make our technology available to them, particularly for elder care, which is a huge global issue. Tarja Halonen from the University of Tampere in Finland came and interviewed us, and she returned in December 2015 to tell us that, in accordance with Finland's government, we have the best elder care solution in the world. She wanted to know how we could go forward in collaboration. She's traveled here five or six times since and continues to request our technology. We are extremely interested but not yet ready for international markets.

A major Silicon Valley Fortune 50 firm (under a tight NDA) approached us, and strongly encouraged us to build an enterprise-grade version of our platform and secure our minority- and women-owned business certifications. We listened, started enterprise design, and certified as a minority-owned company through the Western Region Supplier Diversity Council (WRMSDC). We are in process of securing our woman-owned certification. Both certifications allow enterprise companies to claim credit for minority and women-owned business spend, targets that they have pledged to meet and have had difficulty in doing so. We will help them.

In December 2014, Fred Thiele, General Manager of Benefits at Microsoft, joined our development team as a patron and mentor. With his input and guidance, we honed our enterprise requirements, targeting Oneva 3.0 exclusively for enterprise use, and designed network security and privacy features to meet Microsoft Supplier Data Protection Requirements. We completed Minimum Viable Product for enterprise, including web-application, collateral, training and workflow with the last 3.x release in October 2017, and we continue to add security and privacy features in every coming release.

All this history corrected assumptions about how customers use care, who they are, what exactly they need, how to best onboard them, and how much they'll pay. We made the major pivot to enterprise with all our previous operational experience. We're now in a position to take the next step with a large-scale enterprise contract.

WF: What do you hope Oneva can accomplish?

GARDYNE: I'm going to just share honestly for me. Unemployment is down, but not equally or as well for everybody. I know that there is a huge opportunity for us to create a massive number of living-wage jobs and really lift a lot of people to a new socio-economic class. I was five years old when Martin Luther King, Jr. died, as he was starting a poor people's movement. Poor people are everywhere. I've watched Reverend Jesse Jackson, who has been and continues to work on diversity in Silicon Valley, achieve limited hard-won success, with so much more to do. I am absolutely committed to doing my part in continuing Dr. King's and Reverend Jackson's work, through which we create job opportunity and pathways into great paying jobs with career ladders. Here is how we do it.

We have a job ladder that primarily sources caregivers and service providers as independent contractors who set their own wages and schedules. We support every Oneva caregiver with a directed personal marketing video, and we verify their background so everything on the website has been independently checked. We encourage contractors to continue their education and develop work experience so that they can take on more demanding and higher paying jobs. We take the best of our contractor caregivers and bring them in as employee caregivers, where we can provide them with training and additional opportunities, including advancement into client and caregiver onboarding and caregiver supervisory roles, logistics and administrative positions with benefits, as well as technical and managerial roles. However, no matter how far they go, each and every Oneva caregiver and service provider gets to set their own wage above a living wage floor and gets access to high-quality, pre-screened clients in their area so they can be the masters of their own success.

There's such a huge opportunity to continue that work on a global scale. Finland and Japan both have serious elder care problems, exacerbated in Finland by the lack of care personnel training between none (personal babysitter) and Registered Nurse. One of the main reasons Finland likes Oneva is the explosive job creation that could come with our platform, helping reduce widespread unemployment by creating caregiver academic curricula and degrees at Finnish universities.

As I said before, international has to wait for domestic rollout. What I want to accomplish for our client families is much closer to home. Sadly, my dad passed last September from cancer. In addition to hospice nurses, I had Oneva workers in my dad and mom's house almost every day. While I had family members coming through saying their goodbyes, our floors were clean, the toilets were clean, my dad was clean. Somebody was doing his laundry. Our hospice nurses said we had the most well cared for and best run home they had ever been in, and that wasn't because of my personal domestic ability. I was able to take care of my dad the way anyone would want to, and I am now keeping my 83-year-old mom in her home with Oneva caregivers two to three times a week. She would not have made it in a nursing home long, but now six months later, she is bright, vibrant, and healthy sleeping in her own bed under her own roof, with a little added care bridging the gaps.

That is what I wish for your family, and that is what drives me. Elders in their own homes and kids safely driven to sports and tutors. Oneva can drive up real labor numbers (like labor force participation), make companies better places to work, and hope to make some money along the way. That is what I want to accomplish, and I hope you'll join us.

WF: Who are your customers?

GARDYNE: We have three customer segments that require independent marketing and sales efforts: enterprise companies, end-users of services who are employees or customers of enterprises, and caregivers and service providers.

We'll start with end-users because they generate actual service demand. Eighty percent of care in the U.S. is selected by women, and we market to these moms and daughters (and dads and sons too!) through the enterprise wellness/benefits channel to attract and retain female employees. We meet the exact same women with the exact same care needs as Sittercity or Care.com, but instead of mom researching comparative sites from home, she gets a reduced care rate and a care company that she can trust from work as a benefit, right alongside her health, dental and 401(k). Most people can go out of network for dental and health for an increased cost, but they don't. We know that offering care services as an HR benefit with an employer subsidy eliminates client-caregiver cheating (which describes when a family finds a caregiver on a platform, establishes a relationship, and then chooses to move payment off the platform). Oneva focuses on positives to glue everything together: great client service and meeting caregiver needs for safety, support and timely payment.

Enterprise companies will choose to offer Oneva as a wellness benefit because it helps them attract and retain all employees in a highly competitive job market. Our target customers are large, often multinational corporations with thousands to hundreds of thousands of employees. As a member of the Technology Industry Group (TIG), we have direct reach to 36 of the top U.S. tech firms committed to using certified minority-owned businesses to be their suppliers. Their corporate members include Apple, Google, Facebook, and Oracle. We were introduced and sponsored by Fernando Hernandez of Microsoft's Supplier Diversity Team in 2016. Some of these TIG firms already spend $1B+ with minority- and women-owned suppliers, and have even higher targets that they're not meeting today. TIG has already proved valuable: we got an introduction to a Fortune 100 tech company through their network. We expect to source most of our large enterprise customers from TIG.

We had a pilot with Microsoft in the San Francisco Bay Area from November 2016 to November 2017, and as a result of that pilot, we finished building the 3.0 enterprise technology platform, and creating all of the necessary printed and video printed collateral, digital signage, client workflows, concierge training, and caregiver sources and onboarding workflow.

We finished a second pilot entry program in December with the TIG Fortune 100, one of the Bay Area's largest tech employers. With that Fortune 100 company's direction, we created a professionally produced video and electronic brochure that was shown to employees and HR/Benefits in November 2017, and we are engaged with that company's Supplier Diversity/Procurement department to formally present our product to HR and Benefits executives and directors. Although we don't yet have a contract, we have engaged with this Fortune 100 company for over two years, and have followed their internal processes perfectly and to the letter.

We were recently accepted into Plug And Play (PnP), a pilot-ready accelerator for startups, enterprises, and VCs. It was the first accelerator we've found that was a fit. At PnP, we met the CEO and five of his staff of a Fortune 300 workers' compensation provider that employs thousands directly, and serves 33 million people globally. Last week, their VP of business development came to me and said, "We need to be able to scale to all 33 million people in 12 months from the time you start a pilot program with us. You clearly can't do that today. Let me introduce you to this other place where they take companies like yours and grow them to regional scales. I just bought a company from them, and I want them to work with you so I can buy you too." While not a contract or a letter of intent, we have clear indication that our business model and services apply to a much larger set of enterprise channels than just HR/Benefits.

The Fortune 50 firm, another TIG member, wants to re-engage with us in July.

WF: How do you generate revenue? ^

GARDYNE: Customers are billed by the hour for the services they request. Each contractor is free to set their own rates, and we mark up those rates to an end-user price based on a volume/margin agreement with enterprise. For example, Microsoft employees paid a markup of 44% in the 2016-17 pilot, giving us a 30% margin after COGS.

Oneva makes money directly from enterprise customers with a one-time platform setup charge, report fees, and service fees. We also generate recurring regional support fees and annual maintenance.

Customers pay for services using a flexible funding model. They can use personal credit or debit cards, as well as employer sponsorship, subsidies, or awards. They can use their FSA for Dependent Care so they can get an easy, properly documented PDF to submit for reimbursement. Employers can also contribute to monthly stipend pools, flat or discounted care rates, performance awards, and one-time grants for employees to use.

WF: How much do you pay the workers your customers connect with? ^

GARDYNE:

Most service providers and caregivers are contractors who set their own wages above a living wage floor of $15/hour. Caregivers can charge different rates for each of their offered services so that a client can pay a single caregiver an equitable rate for each service. Most caregivers price their services between $15/hour and $25/hour, with driving and massage notable exceptions. We suggest a tip of 15% for excellent service based on the client price. The client can set a default tip so caregivers know what to expect, and a client can adjust tips individually at the end of a job for multiple caregivers.

The client price is set by multiplying the caregiver wage by our markup, negotiated with each enterprise. For example, a contractor who sets her wage at $15/hour would be priced to a Microsoft pilot client at $15/hour * 144% = $21.60/hour. The 15% suggested tip, which goes 100% to the caregiver, gives the caregiver another $3.25/hour, for total compensation of $18.25/hour. The client pays $24.85/hour and Oneva makes $6.60/hour margin.

The workers earn about $18 per hour. We consider $15 an hour a living wage here in the Bay Area, so we start with that living wage. Depending upon the contract we have with a given company, how much employees pay versus how much their employer contributes may vary, but in the end, it's about $25 an hour. Beyond that, most folks tip for great service, and that gets our workers over $18 an hour. In the Bay Area market, that's the price. It's going to differ in other markets.

WF: What services does Oneva offer? ^

GARDYNE:

We strive to offer a cohesive set of services that help busy families balance work and personal lives, and help elders stay in their homes or with their families.

We started with infant and child, then added elder care, disabled care and driving to meet the basic needs of our clients. In our 2016 pilot, we discovered that our client's care needs included cleaning their homes and possessions, and that so many clients wanted housecleaning that we developed it as an independent segment with its own workflow and hiring process. Based on client requests, we added pet care and massage.

Today, we offer infant care, child care, adult care, elder care, disabled care, overnight care, pet care, driving, housecleaning, and massage.

Tomorrow, we can offer any service, but since our platform was built around developing trust through verification, its best used for products and services where trust is important. Our platform has been designed to add services easily as needed. We have to do our legwork and homework first, and then the platform part is easy. Every new service requires work to determine provider sourcing, locate regional and national competition (to partner or poach), and identify restrictions and specific requirements for local, state and federal licensing. All this gets incorporated into our Credential Management System, so we can apply the correct workflow to verify workers properly for that new service for each region where that service is available.

WF: Who are Oneva's competitors?

GARDYNE: Google and Amazon.

Amazon Home is new and primarily offers ordering more product from Amazon and ordering services in conjunction with Amazon product install. Amazon can never be discounted or dismissed, and Alexa has been recently rumored to be targeted for an in-home physician application.

In the portfolio of companies that Google operates in the care space, Care.com is the closest to what we do. Honor is the second. Both are Google companies.

Care.com IPOed and raised $1 billion, and for the first time ever, Google Ventures invested about $50 million post-IPO. They did so because of Care.com's poor financial performance and because it fits within the Google family of products in the care space.

Honor was founded by an ex-Google employee, he'd sold his company to Google, and he was a serial founder. Andreessen Horowitz, Kapor and others invested in him first, and then Google followed.

There's a company called Thumbtack that does odd jobs, which if you squint overlaps with some housecleaning. Thumbtack is not otherwise interesting except that Google owns it.

WF: How is Oneva different from its competitors?

GARDYNE:

The first big difference between Oneva and Care.com is we know the identity of everybody on our site.

So if you see my video on my profile on Oneva and I say, "I'm Anita," you'll know that's true because I've presented a driver's license and I've been through a fingerprint-based FBI and State of California (all county) Department of Justice background check. And I have First Aid and CPR, and its been checked too. And I really got my MBA at Cal and worked at Pacific Bell and Levi's - that's verified too.

On the other other hand, I could put a video on Care.com's website and say "I'm Beyonce, and I have 12 years of care experience, and let me come take care of your mother", but I wouldn't have to prove that. You wouldn't know if anything you read was true or not. And you might not know that the State of California says that customers aren't supposed to pay for caregiver background checks because it's the caregiver's responsibility, so you pay for what turns out to be a credit check or even the top ten most wanted list for the county you are in.

Secondly, we have a technology platform where you can see a curated video and see all the credentials of the worker in one place. At Care.com, it's like Craigslist. Here's a list of the caregivers, and you have to go call each one. You'll get a list of names, and you might see a video that they made on their iPhone at home. You have to call and ask, "Hey, do you have first aid training? Do you have CPR certification?" Do you even know what are the right questions to ask of somebody who's going to come into your home, for them to be compliant with the law? You hope it's true, but we actually know the applicable laws and have checked all the required and supplied credentials.

Our technology platform presents FBI-background-checked choices, only presenting you with qualified verified caregivers or service providers who are willing to travel to your location at the date and time you need them. More than a simple match, we consider languages, allergies, pet issues, and other secondary factors that can make a big difference in having a successful event for both the client and service provider. We also use technology to make improve the reliability and timeliness of both contractors and employees, because after trust has been established, the next most critical requirements for caregivers is on-time availability

Finally, Care.com is enterprise-facing and consumer-facing, whereas we are exclusively enterprise. Care.com is spending huge on consumer marketing with billboards, radio and TV ads. We focus on enterprise with relationship-based sales.

WF: What regulations are you subject to? ^

GARDYNE: California law requires that in-home care providers must be background-checked, and in California, Trustline regulates this. Cindy Mall, the state employee who oversees Trustline, helped me write my business plan. Bluntly, Care.com chose to ignore the 1987 California law regulating care when it built its business. Care.com is in the matching business. It matches providers and customers, but asks them to get background checks themselves. Oneva is regulated by the CA Department of Social Services because we are in the care business. We ensure that our providers comply with the law.

As far as scaling goes, Trustline is, de facto, a national standard. If you accept grant dollars to provide childcare, your workers have to meet that Trustline standard. So we really have designed to what is de facto national law, and de jure California law. If you were to look at Trustline, you would see those eighty specific laws it's looking for, it's elder abuse, child abuse, check fraud, and know that this kind of check would have to be mandatory for anybody coming in your home to do anything.

Although it seems obvious to us as a requirement of California law that all people caregivers need Trustline, we take it a step further. Every Oneva service provider has Trustline, including housecleaners, pet caregivers, and massage therapists, none of whom are not required by law or regulation to have Trustline. We could not make an assumption that a housecleaner, previously convicted of any of those eighty abuse laws, would be someone we could trust in my home around my kids, husband, parents, pets, or even possessions. And if they're not good enough for my family, they're not good enough for any of our clients' families. Or you.

WF: How do you plan to grow over the next year?

GARDYNE: Our focus has been to build the technology platform so that we can now scale regionally and rapidly. That has been a conscious focus, to get the technology built, because we're first in market. We're the only ones in the world who have an enterprise-grade technology platform. We know because we just won second in the world at TechCrunch Disrupt Battlefield in September 2017, and we have some other technology that we are building – an AI robot video director – so the folks who invest in Oneva also benefit from that second product as it is developed.

Now that we have that, absolutely, how do we go after those customers? Our platform is designed for companies with 10,000 to 100,000 employees. We are using the funds raised from Wefunder to finish network security and privacy upgrades in the July timeframe, and close those contracts for the three companies we have in the pipeline. My focus is on getting to the technology completion aligned with enterprise contract signing in July so I can onboard up to four new enterprise pilots or contracts in the San Francisco Bay Area, with end-user ramp-up starting in October.

After the San Francisco Bay Area region is well established, we can use well-understood techniques for bringing up new regions quickly, initially supporting additional domestic campuses of our Bay Area pilot enterprises. Credential management requirements and living wage floors will need to be adjusted and normalized for each new region, and the platform makes regional expansion straightforward once the legwork is done. We expect to cover the top seven technical and metropolitan domestic cities within 2-3 years of our San Francisco region relaunch. After that, regional growth and new regions are driven by enterprise demand.

On that note, I've been approached by approximately 25 Fortune 100 companies, including five domestic insurance companies. We've recently joined an incubator for pilot-ready startups called Plug and Play, and our demo day is June 13. But independently of that, through the certified minority channel that I've talked about, the Technology Industry Group, and now through Plug and Play, I have almost too many companies and countries asking me if they can invest in me and if I will do business with them. I have more deal flow than I can respond to, and yet none of them are likely to be the first pilot in San Francisco or the second contract in 2018. However, long sales cycles dictate that even if initial contact today doesn't turn into 2018 business, it will take this contact and eleven more like it over two plus years to turn that initial contact into a successfully onboarded enterprise company. So, while we are selective today about engagement due to time constraints, we are talking to many companies today about business that won't come to fruition until 2019 or 2020.

After we have established a string regional footprint in the USA, we clearly have international interest to pursue, especially in Finland and Japan. We can actually to make a material contribution resolving both elder care and youth unemployment in Finland, and we can create enough jobs in the United States to make the needle move on labor force participation. We want to be big enough to elevate people on national levels.

WF: How much money have you raised to date?

GARDYNE: We've raised just over $1.5 million. According to TechCrunch, I was the 11th black female in U.S. history to raise a million dollars. I think there's 27 of us now.

I've raised funds for my business in a very rare and unique way, almost exclusively friends and family, and in largely in $5,000 to $10,000 increments. We've raised our funds to date in a series of five convertible notes, with the last note having a valuation cap of $12,000,000. When we started with our first note, we had no backend in our platform and all care operations was done manually. We've used each note to build technology, run the care business with that technology, and plan the right move to go to the next level.

WF: What worries you about the future?

GARDYNE:

Elder care is a global problem and opportunity, so I am not worried about whether or not my business is needed.

I worry about lots of things: funding, quality of execution, network security and breaches, finding the right people to ramo explosive growth. I worry about separating the real short term opportunities from tire-kickers who ask a lot of questions but don't plan to engage.

What really keeps me up at night is, how do I respond to all that demand? And my biggest fear i – what do I do when it all comes?

WF: You've been in tech for a long time. What networks have been valuable to you?

GARDYNE:

I've been selling into the Technology Industry Group, made up of the 30 largest tech companies, since 2015.

Back in 2014, I called Reverend Jesse Jackson and left a message on his answering machine. Three months later, I got a call back from a gentleman by the name of Butch Wayne. Reverend Jackson had a meeting in San Francisco with about 30 black people involved, and there were a couple entrepreneurs in the room, and Bob and I were among them. He talked about how we were going to change Silicon Valley and he was going to help with that. The task that he set before me and Bob was to build a pipeline of workers from Richmond to Silicon Valley, which is what we aim to do with Oneva.

In December 2014, Reverend Jackson introduced us to George Zinn, the treasurer at Microsoft, and Gwen Houston, their general manager of diversity, who has since retired. He introduced us to Brian Krzanich (BK) CEO of Intel and his direct reports. He also introduced us to all of Meg Whitman's direct reports at HP. It's a direct result of those introductions that George Zinn at Microsoft, literally, within a week, had me meet with with Fred Thiele, their General Manager of Benefits. Fred was a Senior Director then, he's been promoted a couple times since, and he's been working with us to build our technology. I like to think we've helped him grow a little as he's helped us build a lot.

But I want to acknowledge that Reverend Jackson's introduction, and the commitments of these companies who want to create change, is when we really started that sales cycle. It was Microsoft, Fred Thiele, who engaged Fernando Hernandez and his supplier diversity team on back-to-back certification. They actually have took me into the Technology Industry Group in 2016 and helped me start to sell. Those contacts helped me meet executives at the companies I've pitched since, who will hopefully become my clients this summer.

In very practical terms, we did a lot of our friends and family fundraising on our convertible notes from our LinkedIn connections established through our professional careers.

WF: Who's on your team?

GARDYNE: I'm Anita Gardyne, CEO and co-founder of Oneva. My co-founder is my husband of 31 years, Bob Gardyne. He and I met in 1983. We were both students at UC Berkeley, and we were both working in Bank of America's telecommunications and engineering department. He and I have continued to work in technology, together and apart, for the past 31 years. Bob received his Electrical Engineering/Computer Science degree from Berkeley in 1984. You can imagine that Silicon Valley in 1984, as a brand new EE/CS graduate, was an amazing place to be. He had an awesome career, mainly in PC graphics and audio, and was involved in three acquisitions: one of his companies was acquired by LSI Logic, the second was acquired by Broadcom, and the third was Xros acquired by Nortel for $3.25 billion. When Xros was acquired, I was a CFO of a division of what's now Seagate, and it was a $3.5 billion company. That's when I quit my job.

I quit my job because we had an eight-year-old son and had to choose between work and family. If I had Oneva as an employer-provided benefit, with someone to help me care for my child, maybe I would've stayed. Today, however, Bob is my co-founder. He's the CTO of Oneva, and Head of Product.

I'm very proud of our engineering team, Will Carpenter and Ron Colombo, who've been with us since we started. Will graduated from DeVry and worked with Bob as a test engineer at Jupiter Systems, a video wall company - now, he's my engineering and test manager, IT guy, security engineer, Adobe nerd, and chief bottle washer. Ron is a programmer through and through. He has a game design background, coded some native apps, and does excellent unit testing so his stuff just works - he's been keeping us at the forefront of coding technology while Bob does the architectural work and Will breaks that down into stories for Ron to code.

As a team of four, we've been together through thick and thin, since the beginning. We recently added Bilaine Beyenne, who started with us as a caregiver, showed aptitude, got her B.A. degree, and was hired as an employee last July to support Operations and caregiver recruiting.

Bob and I both have experience running large teams, and Bob has run an engineering department with as many as 34 engineers. Anita and I believe in bringing in good people, setting goals, and delegating, and have the hiring and management experience to ramp Oneva staff up quickly.

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